                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Neurocrine Biosciences, Inc.
--------------------------------------------------------------------------------
(Name of Registrant as specified in its charter)

--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No filing fee.

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
    (2)  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

         -----------------------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
    (5)  Total fee paid:

         -----------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

         -----------------------------------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:

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    (3)  Filing Party:

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    (4)  Date Filed:

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

                          NEUROCRINE BIOSCIENCES, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1998

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Neurocrine Biosciences, Inc., a Delaware corporation (the "Company"), will be held on May 27, 1998, at 10:00 a.m. local time, at the Hyatt Regency La Jolla, located at 3777 La Jolla Village Drive, San Diego, California, 92122 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect two Class II Directors to the Board of Directors to serve for a term of three years.

     2. To amend the Company's 1992 Incentive Stock Plan to increase the number of shares of Common Stock reserved for issuance from 4,100,000 to 4,700,000 shares.

     3. To amend the Company's 1996 Director Option Plan to increase the number of shares of Common Stock reserved for issuance from 100,000 to 200,000 shares.

     4. To ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 31, 1998 are entitled to receive notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Stockholders attending the meeting may vote in person even if they have returned a Proxy.

                                          By Order of the Board of Directors,

                                          Michael J. O'Donnell
                                          Secretary

San Diego, California
April 24, 1998

                          NEUROCRINE BIOSCIENCES, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of Neurocrine Biosciences, Inc., a Delaware corporation (the "Company"), for use at its 1998 Annual Meeting of Stockholders to be held on May 27, 1998, at 10:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hyatt Regency La Jolla, located at 3777 La Jolla Village Drive, San Diego, California. The telephone number for the location of the Annual Meeting of Stockholders is (619) 552-1234. The Company's principal executive offices are located at 3050 Science Park Road, San Diego, California, 92121. The Company's telephone number is (619) 658-7600.

     These proxy solicitation materials were mailed on or about April 27, 1998 to all stockholders entitled to vote at the meeting.

RECORD DATE; OUTSTANDING SHARES

     Stockholders of record at the close of business on March 31, 1998 (the "Record Date"), are entitled to receive notice of and vote at the meeting. On the Record Date, approximately 17,708,815 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding and held of record by approximately 227 stockholders. For information regarding holders of more than five percent of the outstanding Common Stock, see "Stock Ownership of Principal Stockholders and Management" below.

REVOCABILITY OF PROXIES

     Proxies given pursuant to this solicitation may be revoked at any time before they have been used. Revocation will occur by delivering a written notice of revocation to the Company or by duly executing a proxy bearing a later date. Revocation will also occur if the person attends the meeting and votes in person.

VOTING AND SOLICITATION

     Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. In the election of Directors, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected.

     The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company's Directors, officers and regular employees, without additional compensation, personally, by telephone or by telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's Transfer Agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

     The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the Directors named in the proxy, for the approval of the amendment of the 1992 Incentive Stock Plan, for the approval of the amendment of the 1996 Director Option Plan, for the confirmation of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the items not marked.

     If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals which are intended to be presented at the Company's 1999 Annual Meeting must be received by the Company no later than December 18, 1998 in order that they may be included in the proxy statement and form of proxy for that meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the "SEC"). Such officers, Directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, Directors and 10% stockholders were complied with, except that reports on Form 3 regarding initial ownership of the Company's equity securities of Joseph A. Mollica, a Director of the Company, and Stephen G. Marcus, the Senior Vice President, Medical and Regulatory Affairs and Chief Medical Officer of the Company, were filed more than 10 days after Messrs. Mollica and Marcus became reporting persons.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of March 31, 1998 by (i) each of the executive officers named in the table under "Executive Compensation -- Summary Compensation Table," (ii) each Director, (iii) all Directors and executive officers as a group and (iv) all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock. A total of 17,708,815 shares of the Company's Common Stock were issued and outstanding as of March 31, 1998.

                                                              SHARES
                                                           BENEFICIALLY
          NAME AND ADDRESS OF BENEFICIAL OWNER               OWNED(1)      PERCENT
          ------------------------------------             ------------    -------
Novartis AG..............................................   1,463,912        8.3%
  Schwarzwaldallee 215
  CH-4002 Basel
  Switzerland
D. Bruce Campbell........................................          --         --
Errol B. DeSouza(2)......................................     579,539        3.2%
Paul W. Hawran(3)........................................     223,760        1.3%
Harry F. Hixson, Jr.(4)..................................     116,927          *
Gary A. Lyons(5).........................................     703,541        3.9%
Stephen G. Marcus(6).....................................      44,656          *
Joseph A. Mollica(7).....................................       3,333          *
David E. Robinson(8).....................................      31,333          *
Wylie W. Vale(9).........................................     430,463        2.4%
All executive officers and Directors as a group (9
  persons)(10)...........................................   2,133,552       11.5%

---------------
  * Represents beneficial ownership of less than one percent (1%) of the 17,708,815 outstanding shares of the Company's Common Stock as of March 31, 1998.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days of March 31, 1998 are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown beneficially owned by them.

 (2) Includes 196,031 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.

 (3) Includes 108,505 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.

 (4) Includes 11,333 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.

 (5) Includes 302,489 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.

 (6) Includes 43,767 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.

 (7) Includes 3,333 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.

 (8) Includes 31,333 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.

 (9) Includes 104,333 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.

(10) Includes an aggregate of 801,124 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

GENERAL

     The Company's Bylaws provide that the Board of Directors be composed of seven (7) Directors. The Company's Certificate of Incorporation provides that the Board of Directors be divided into three classes. As of December 31, 1997, there were three Directors in Class I (Wylie W. Vale, Joseph A. Mollica and Errol B. DeSouza), two Directors in Class II (David E. Robinson and Howard C. Birndorf), and two Directors in Class III (Gary A. Lyons and Harry F. Hixson, Jr.). Howard C. Birndorf resigned from the Board of Directors on January 1, 1998 and the vacancy was filled on April 16, 1998, with the appointment of Richard F. Pops as a Class II Director.

     The Directors in Class II hold office until the 1998 Annual Meeting of Stockholders; the Directors in Class III hold office until the 1999 Annual Meeting of Stockholders; and the Directors in Class I hold office until the 2000 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office or death). After each such election, the Directors in each such case will then serve in succeeding terms of three years and until their successors are duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company's Directors and executive officers.

     The term of office of Directors David E. Robinson and Richard F. Pops expire at the 1998 Annual Meeting. At the 1998 Annual Meeting the stockholders will elect two Class II Directors for a term of three years.

VOTE REQUIRED

     The two nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors shall be elected to the Board of Directors.

     Votes withheld from any Director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions and broker non-votes in the election of Directors, the Company believes that both abstentions and broker non-votes should be counted for purposes of whether a quorum is present at the Annual Meeting. In the absence of precedent to the contrary, the Company intends to treat abstentions and broker non-votes with respect to the election of Directors in this manner.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two nominees named below. If any nominee of the Company is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a Director. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

     Both of the nominees (Richard F. Pops and David E. Robinson) are presently Directors of the Company. Certain information about the nominees is set forth below:

                                                                            DIRECTOR
                  NAME                    AGE    POSITION IN THE COMPANY     SINCE
                  ----                    ---    -----------------------    --------
Richard F. Pops(1)......................  36     Director                   1998
David E. Robinson(2)....................  49     Director                   1994

---------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

     Richard F. Pops became a Director of the Company in April 1998. Since 1991, he has served as Chief Executive Officer of Alkermes, Inc. ("Alkermes"), a publicly traded company involved in the development of pharmaceutical products based on advanced drug delivery technologies. Prior to joining Alkermes, from 1984 to 1991 Mr. Pops was employed by PaineWebber, Inc. ("PaineWebber"), in New York City as Vice President of PaineWebber Development Corporation, a subsidiary of PaineWebber providing product development financing for the country's leading biotechnology and high technology companies. Mr. Pops currently serves on the board of directors of Alkermes, ImmuLogic Pharmaceutical Corp., the Biotechnology Industry Organization, The Brain Tumor Society and as President of Massachusetts Biotechnology Council. He received a B.A. degree in Economics from Stanford University in 1983.

     David E. Robinson became a Director of the Company in May 1994. Since 1991, he has served as President and Chief Executive Officer of Ligand Pharmaceuticals Incorporated ("Ligand"), a biotechnology company. Prior to joining Ligand in 1991, he was Chief Operating Officer at Erbamont N.V. ("Erbamont"), a pharmaceutical company. Prior to that, Mr. Robinson was President of Adria Laboratories, Erbamont's North American subsidiary. He also was employed in various executive positions for more than 10 years by Abbott Laboratories, most recently as Regional Director of Abbott Europe. Mr. Robinson received his M.B.A. from the University of New South Wales, Australia.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

     The Class I and III Directors will remain in office after the 1998 Annual Meeting. The Class I Directors are Wylie W. Vale, Joseph A. Mollica and Errol B. DeSouza. The Class III Directors are Gary A. Lyons and Harry F. Hixson, Jr. The names and certain other current information about the Directors whose terms of office continue after the Annual Meeting are set forth below:

                                                                                               DIRECTOR
         NAME OF DIRECTOR            AGE             POSITION/PRINCIPAL OCCUPATION              SINCE
         ----------------            ---             -----------------------------             --------
Errol B. DeSouza...................  44    Executive Vice President, Research and Development    1997
                                           and Director
Harry F. Hixson, Jr.(1)(2).........  59    Director                                              1992
Gary A. Lyons......................  47    President, Chief Executive Officer and Director       1993
Joseph A. Mollica(2)...............  57    Chairman of the Board                                 1997
Wylie W. Vale(1)...................  55    Chief Scientist, Neuroendocrinology and Director      1992

---------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

     Errol B. DeSouza, Ph.D., is a Founder, Director and Executive Vice President, Research and Development for the Company. Prior to joining the Company in October 1992, Dr. DeSouza was Director of Central Nervous System Diseases Research for The Du Pont Merck Pharmaceutical Company ("Du Pont Merck"), where he directed the discovery efforts of over 100 scientists in the fields of neurobiology, molecular biology, pharmacology and chemistry commencing in May 1990. Prior to joining Du Pont Merck, Dr. DeSouza was Chief of the Laboratory of Neurobiology at the National Institute on Drug Abuse, and he was an Associate Professor in the Department of Pathology at The Johns Hopkins University School of Medicine. Dr. DeSouza received a B.A. in Physiology and a Ph.D. in Endocrinology from the University of Toronto and pursued post-doctoral training at The Johns Hopkins University School of Medicine and the University of Kentucky.

     Harry F. Hixson, Jr., Ph.D., served as a Director of the Company since September 1992 and was Chairman of the Board from September 1992 to April 1998. Dr. Hixson worked with Amgen, Inc. ("Amgen") from July 1985 through February 1991, most recently as President, Chief Operating Officer and Director. While at Amgen, he was responsible for pharmaceutical development, manufacturing and United States and international marketing and sales. Dr. Hixson is a Director of Signal Pharmaceuticals, Inc., a privately held biopharmaceutical company. Dr. Hixson holds a Ph.D. in Physical Biochemistry from Purdue University and an M.B.A. from the University of Chicago.

     Gary A. Lyons has served as President, Chief Executive Officer and a Director of the Company since February 1993. Prior to joining the Company in February 1993, Mr. Lyons was Vice President of Business Development at Genentech, Inc. ("Genentech") since 1989. At Genentech, he was responsible for international licensing, acquisitions and partnering. He was also responsible for Genentech's Corporate Venture Program which participated in early financing and/or formation of a number of biotechnology start-up companies and had operating responsibility for Genentech's two subsidiaries, Genentech Canada, Inc. and Genentech Limited (Japan). Previously, he served as Vice President of Sales and was responsible for the commercial introduction of Genentech's first two pharmaceutical products, Protropin (human growth hormone) and Activase
(TPA). Mr. Lyons is a director of Vical, Inc., a gene therapy biopharmaceutical company. Mr. Lyons holds a B.S. in Marine Biology from the University of New Hampshire and an M.B.A. from Northwestern University's J.L. Kellogg Graduate School of Management.

     Joseph A. Mollica, Ph.D., has served as a Director of the Company since June 1997 and became Chairman of the Board in April 1998. He currently serves as the Chairman of the Board of Directors, President and Chief Executive Officer of Pharmacopeia, Inc., a biopharmaceutical and combinatorial chemistry company, since February 1994. From 1987 to December 1993, Dr. Mollica was employed initially by the DuPont Company and then by The DuPont Merck Pharmaceutical Company, most recently as President and Chief Executive Officer. Dr. Mollica is a Director of Pharmacopeia, Inc., USP, Inc. and ImPath, Inc. Dr. Mollica received a Ph.D. from the University of Wisconsin and a Doctor of Science, h.c., from the University of Rhode Island.

     Wylie W. Vale, Ph.D., is a Founder and Chairman of the Company's Founding Board of Scientific and Medical Advisors. Dr. Vale was elected a Director of the Company in September 1992. He is a Professor and former Chairman of the Faculty at The Salk Institute for Biological Studies ("The Salk Institute") and is the Senior Investigator and Head of The Clayton Foundation Laboratories for Peptide Biology at The Salk Institute, where he has been employed for 28 years. He is also an Adjunct Professor of Medicine at the University of California at San Diego. Dr. Vale is recognized for his work on the chemical and biomedical characterization of neuroendocrine factors including somatostatin, growth hormone releasing factor, activin and the activin receptor (the first receptor serine kinase), corticotropin releasing factor, CRF-binding protein, the CRF(1) receptor and urocortin, the native ligand for the CRF(2) receptor. In recognition of his discoveries, he has received numerous awards and is a member of the National Academy of Arts and Sciences and the National Academy of Sciences. He is a past President of the American Endocrine Society and is the current President of the International Society of Endocrinology. Dr. Vale received a B.A. in Biology from Rice University, and a Ph.D. in Physiology and Biochemistry from the Baylor College of Medicine.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of seven meetings and took action by written consent on two occasions during 1997. During 1997 the Board of Directors had an Audit Committee and a Compensation Committee and did not have a nominating committee. No Director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served other than David Schnell, who attended two of three meetings of the Board of Directors prior to the expiration of his term at the 1997 Annual Meeting of Stockholders.

     The Audit Committee in 1997 consisted of Directors Harry F. Hixson, Jr. and Wylie W. Vale and met once during 1997. This committee is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee in 1997 consisted of Directors Howard C. Birndorf, David E. Robinson and Harry F. Hixson, Jr., and met six times during 1997. The Compensation committee reviewed and recommended to the Board the compensation of executive officers and other employees of the Company.

BOARD COMPENSATION

     Non-employee Directors are reimbursed for expenses incurred in connection with performing their respective duties as Directors of the Company. The Company paid no cash compensation to any Director prior to February 1997. Beginning in February 1997, the Company paid each Director who is not an employee or consultant of the Company $1,750 for each regular meeting of the Board of Directors, $750 for each special meeting, $600 for each committee meeting, and $600 for each telephone meeting lasting more than one hour, which such Director attends.

     Beginning in April 1998, the Company will pay the Chairman of the Board $2,500 for each regular meeting of the Board of Directors, $750 for each special meeting, $600 for each committee meeting, and $600 for each telephone meeting lasting more than one hour, which the Chairman of the Board attends. In April 1998, the Board of Directors determined that the new Chairman of the Board, Dr. Joseph A. Mollica, shall be entitled to options to purchase an aggregate of 25,000 shares of Common Stock (composed of the annual grant of an option to purchase 10,000 shares pursuant to the 1996 Director Option Plan as described in Proposal Three below and an additional option to purchase 15,000 shares pursuant to a grant by the Board of Directors in April 1998). The option granted in April 1998 vests over the three year period ending in April 2001 and is exercisable at an exercise price equal to the fair market value of the Company's Common Stock at the time of grant. In addition to the annual options which Dr. Mollica will receive under the 1996 Director Option Plan (see Proposal Three below), the Company has agreed to grant Dr. Mollica as Chairman of the Board an option to purchase an additional 5,000 shares at each annual meeting of the stockholders commencing in 1999. Such options shall vest over the three year period following the date of grant and shall be exercisable at an exercise price equal to the fair market value of the Company's Common Stock at the time of grant.

     1996 Director Stock Option Plan. Each non-employee Director participates in the 1996 Director Stock Option Plan. For further information and a summary of the essential features and provisions of the 1996 Director Option Plan, please see Proposal Three below.

                                  PROPOSAL TWO

                            APPROVAL OF AMENDMENT OF
                         THE 1992 INCENTIVE STOCK PLAN

INCREASE OF 600,000 SHARES

     The Company's 1992 Incentive Stock Plan, as amended (the "Plan") was approved by the Board of Directors and the stockholders of the Company in 1992. Currently there are a total of 4,100,000 shares of Common Stock reserved for issuance under the Plan. In March 1998, the Board of Directors approved a further increase of 600,000 shares issuable under the Plan, which, if approved by the stockholders, would increase the total shares reserved for issuance under the Plan to 4,700,000 shares.

     The Board believes the proposed increase in the number of shares reserved for issuance under the Plan is in the best interests of the Company. In particular, the Board has determined that the proposed increase will provide an additional reserve of shares for issuance under the Plan and thus enable the Company to attract and retain valuable employees.

     As of March 31, 1998, there were options outstanding to purchase 2,618,573 shares of Common Stock pursuant to the Plan; 16,067 shares remained available for future option grants; and 1,465,360 options had been exercised and are now outstanding shares of Common Stock.

SUMMARY OF THE PLAN

     The essential features of the Plan, as amended and restated, are summarized below. This summary does not purport to be complete and is subject to, and qualified by, reference to all provisions of the Plan, as amended and restated.

     General. The purpose of the Plan is to attract and retain the best available personnel, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the Plan. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code (the "Code"), or nonstatutory stock options.

     Administration. The Plan may generally be administered by the Board or a Committee appointed by the Board. The administrators of the Plan are referred to herein as the "Administrator." The Administrator may make any determinations deemed necessary or advisable for the Plan.

     Eligibility. Nonstatutory stock options and stock purchase rights may be granted under the Plan to employees and consultants (including Directors) of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

     Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the Plan provides that no employee may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 250,000 shares of Common Stock. Notwithstanding this limit, however, in connection with an employee's initial employment, he or she may be granted options or stock purchase rights to purchase up to an additional 250,000 shares of Common Stock.

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

     (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of a nonstatutory stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

     (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercise, any other form of consideration permitted by applicable law, or any combination thereof.

     (c) Term of Option. The term of option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five
(5) years from the date of grant. No option may be exercised after the expiration of its term.

     (d) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant (which date is typically 30 days after the date of such termination), or (ii) the expiration date of such option. To the extent the option is exercisable at the time of the optionee's termination, the optionee may exercise all or part of his or her option at any time before it terminates.

     (e) Disability. If an optionee's employment or consulting relationship terminates as a result of disability, then all options held by such optionee under the Plan expire on the earlier of (i) 6 months from the date of such termination (or such longer period of time not exceeding 12 months as determined by the Administrator) or (ii) the expiration date of such option. The optionee (or the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance), may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

     (f) Death. In the event of an optionee's death: (i) during the optionee's employment or consulting relationship with the Company, the option may be exercised, at any time within 6 months of the date of death (but no later than the expiration date of such option) by the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent that the optionee's right to exercise the option would have accrued if he or she had remained an employee or consultant of the Company 6 months after the date of death; or (ii) within 30 days (or such other period of time not exceeding 3 months as determined by the Administrator) after the optionee's employment or consulting relationship with the Company terminates, the option may be exercised at anytime within 6 months (or such other period of time as determined by the Administrator) following the date of death (but in no event later than the expiration date of the option) by the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent of the optionee's right to exercise the option at the date of termination.

     (g) Nontransferability of Options: Unless otherwise determined by the Administrator, options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee's lifetime only by the optionee.

     (h) Other Provisions: The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

     Stock Purchase Rights. A stock purchase right gives the purchaser a period of no longer than 6 months from the date of grant to purchase Common Stock. The purchase price of Common Stock purchased pursuant to a stock purchase right is determined in the same manner as for nonstatutory stock options. A stock purchase right is accepted by the execution of a restricted stock purchase agreement between the Company and the purchaser, accompanied by the payment of the purchase price for the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any shares repurchased by the Company shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator. A stock purchase right is nontransferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee's lifetime only by the optionee.

     Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Plan, and the exercise price of any such outstanding option or stock purchase right.

     In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator shall notify the optionee fifteen (15) days prior to the consummation of the liquidation or dissolution.

     In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option or stock purchase right may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of each outstanding option or stock purchase right shall accelerate (i.e. become exercisable immediately in full) in any of the following events: (1) if the successor corporation refuses to assume the option or stock purchase rights, or to substitute substantially equivalent options or rights, (2) if the employment of the optionee is involuntarily terminated without cause within one year following the date of closing of the merger or acquisition, or (3) if the merger or acquisition is not approved by the members of the board of directors in office prior to the commencement of such merger or acquisition.

     Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the Plan to the extent necessary to comply with applicable laws, rules and regulations. No such action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the Plan without the consent of the optionee. Unless terminated earlier, the Plan shall terminate ten years from the date of its approval by the stockholders or the Board of the Company, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held between 12 and 18 months may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than 18 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, Director, or 10% stockholder of the Company. Unless limited by Sec-tion 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by
Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held between 12 and 18 months may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than 18 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, because the Company may repurchase the stock when the purchaser ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when the Company's right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing, (i.e., within thirty days of the purchase), an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, Director, or 10% stockholder of the Company.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS, AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

VOTE REQUIRED

     At the Annual Meeting, the stockholders are being asked to approve the amendment of the 1992 Incentive Stock Plan to increase the number of shares reserved for issuance thereunder. The affirmative vote of the holders of a majority of the shares casting their votes at the Annual Meeting will be required to approve the amendment of the 1992 Incentive Stock Plan.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE AMENDMENT OF THE 1992 INCENTIVE STOCK PLAN.

                                 PROPOSAL THREE

               APPROVAL OF AMENDMENT OF 1996 DIRECTOR OPTION PLAN

INCREASE OF 100,000 SHARES

     The Company's 1996 Director Option Plan (the "Director Plan") was approved by the Board of Directors in March 1996 and by the stockholders of the Company at the 1996 Annual Meeting of Stockholders. Currently there are a total of 100,000 shares of Common Stock reserved for issuance under the Director Plan. In April 1998, the Board of Directors approved a further increase of 100,000 shares issuable under the Director Plan, which, if approved by the stockholders, would increase the total shares reserved for issuance under the Director Plan to 200,000 shares.

     The Board believes the proposed increase in the number of shares reserved for issuance under the Director Plan is in the best interests of the Company. In particular, the Board has determined that the proposed increase will provide an additional reserve of shares for issuance under the Director Plan and thus enable the Company to attract and retain valuable individuals to serve as outside Directors on the Company's Board of Directors.

     As of March 31, 1998, there were options outstanding to purchase 50,000 shares of Common Stock pursuant to the Director Plan; 50,000 shares remained available for future option grants; and no options had been exercised.

SUMMARY OF THE DIRECTOR PLAN

     The essential features of the Director Plan are summarized below. This summary does not purport to be complete and is subject to, and qualified by, reference to all provisions of the Director Plan.

     Each non-employee Director participates in the Director Plan. A total of 100,000 shares of Common Stock is currently reserved for issuance under the Director Plan; if Proposal Three is approved by the stockholders at the 1998 Annual Meeting, then the number of shares reserved for issuance under the Director Plan will be increased to 200,000. The option grants under the Director Plan are automatic and non-discretionary, and the exercise price of the options are 100% of the fair market value of the Common Stock on the grant date.

     The Director Plan provides for the grant of options to purchase 10,000 shares of Common Stock to each non-employee Director of the Company at each annual meeting of the stockholders commencing in 1997, provided that such non-employee Director has been a non-employee Director of the Company for at least six months prior to the date of such annual meeting of the stockholders. Each new non-employee Director is automatically granted a nonstatutory stock option to purchase 10,000 shares of Common Stock upon the date such person joins the Board of Directors. The term of such options is ten years. Any option granted to a non-employee Director becomes exercisable over a three-year period following the date of grant.

     The Director Plan prohibits any transfer by the optionee other than by will or the laws of descent or distribution. Any optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options only during a 90-day period following such cessation (unless such options terminate or expire sooner by their terms). Any optionee whose relationship with the Company or any related corporation ceases due to death or permanent and total disability, or such person's estate or the person who acquires the right to exercise the option by bequest or inheritance upon the optionee's death, may exercise all or part of the option for up to twelve (12) months following the termination.

     In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Director Plan, the number and class of shares of stock subject to any option outstanding under the Director Plan, and the exercise price of any such outstanding option. In the event of a proposed liquidation or dissolution, any unexercised options will terminate prior to such action. Upon a merger or asset sale, all outstanding options under the Director Plan will be assumed or replaced with an equivalent option by the successor corporation. In the event that the successor corporation does not agree to assume the outstanding options or substitute an equivalent option, each outstanding option shall become fully vested and exercisable, including shares not otherwise exercisable. Each optionee will be given 30 days' notice of the merger or asset sale and be given the opportunity to fully exercise all outstanding options. All options not exercised within the 30 day notice period will expire.

     The Board may amend, alter, suspend or terminate the Director Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the Director Plan to the extent necessary to comply with applicable laws or regulations. No such action by the Board or stockholders may alter or impair any option previously granted under the Director Plan without the written consent of the optionee. The Director Plan will terminate in March 2006, unless sooner terminated by the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES

     An optionee generally does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. The Company is generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held between 12 and 18 months may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than 18 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE DIRECTOR PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE DIRECTOR'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE DIRECTOR MAY RESIDE.

VOTE REQUIRED

     At the Annual Meeting, the stockholders are being asked to approve the amendment of the 1996 Director Option Plan to increase the number of shares reserved for issuance thereunder. The affirmative vote of the holders of a majority of the shares casting their votes at the Annual Meeting will be required to approve the amendment of the Director Plan.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE AMENDMENT OF THE 1996 DIRECTOR OPTION PLAN.

                                 PROPOSAL FOUR

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Ernst & Young LLP ("Ernst & Young") to audit the financial statements of the Company for the current fiscal year ending December 31, 1998.

     The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to approve and ratify the Board's selection of Ernst & Young. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL AND RATIFICATION OF SUCH SELECTION. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

                    OTHER INFORMATION REGARDING THE COMPANY

PERFORMANCE GRAPH

     The following is a line graph comparing the cumulative total return to stockholders of the Company's Common Stock from May 23, 1996 (the date of the Company's initial public offering) through December 31, 1997 to the cumulative total return over such period of: (i) The Nasdaq Stock Market (U.S. Companies) Index and (ii) the Nasdaq Pharmaceutical Index. The performance shown is not necessarily indicative of future price performance. The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.

                COMPARISON OF 19 MONTH CUMULATIVE TOTAL RETURN*
    AMONG NEUROCRINE BIOSCIENCES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE NASDAQ PHARMACEUTICAL INDEX

        MEASUREMENT PERIOD             'NEUROCRINE         NASDAQ STOCK           NASDAQ
      (FISCAL YEAR COVERED)         BIOSCIENCES, INC.'     MARKET (U.S.)      PHARMACEUTICAL
5/23/96                                    100                  100                 100
12/96                                       95                  103                  87
12/97                                       75                  127                  90

---------------

* $100 Invested on 5/23/96 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

                               EXECUTIVE OFFICERS

     As of March 31, 1998, the executive officers of the Company were as follows:

          NAME             AGE                    POSITION
          ----             ---                    --------
Gary A. Lyons............  47    President, Chief Executive Officer and
                                 Director
Errol B. DeSouza,          44    Executive Vice President, Research and
  Ph.D...................        Development and Director
Paul W. Hawran...........  46    Senior Vice President and Chief Financial
                                 Officer
Stephen G. Marcus,         44    Senior Vice President, Medical and
  M.D....................        Regulatory Affairs and Chief Medical
                                 Officer
D. Bruce Campbell........  53    Vice President, Development

     See Proposal One above for biographical information concerning Errol B. DeSouza and Gary A. Lyons.

     D. Bruce Campbell, Ph.D., joined the Company as Vice President, Development in February 1998. Prior to that, he was employed by Sevier United Kingdom ("Sevier"), a subsidiary of an international pharmaceutical company based in France, where he served as Director of International Scientific Affairs since 1991. At Sevier, Dr. Campbell was involved in all aspects of drug development and was responsible for the registration of eight drugs and vaccines in the U.K. and English-speaking countries worldwide. Dr. Campbell currently serves as the European Chairman of the Drug Information Association steering committee and is a member of the European ICH Safety Working Party, a visiting Professor in Pharmacology at Kings College of London, and a member of the editorial boards of various international scientific journals. He has published more than 100 papers and written standard texts on regulatory aspects of kinetics and toxicology in new drug development. Dr. Campbell has a Ph.D. in Biochemistry from the (Guys Hospital) London University.

     Paul W. Hawran became Senior Vice President and Chief Financial Officer of the Company in February 1996. Prior to joining the Company in May 1993 as Vice President, Mr. Hawran was employed by SmithKline Beecham Corporation ("SmithKline") from July 1984 to May 1993, most recently as Vice President and Treasurer. Prior to joining SmithKline in 1984, Mr. Hawran held various financial positions at Warner Communications (now Time Warner) where he was involved in corporate finance, financial planning and domestic and international budgeting and forecasting. Mr. Hawran received a B.S. in Finance from St. John's University and an M.S. in Taxation from Seton Hall University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, California and Pennsylvania Institute of Certified Public Accountants and the Financial Executives Institute.

     Stephen G. Marcus, M.D., has served as Senior Vice President, Medical and Regulatory Affairs and Chief Medical Officer since February 1997. Prior to joining the Company, Dr. Marcus served as Vice President, Clinical and Regulatory Affairs for Genetic Therapy, Inc., since 1993. Dr. Marcus was responsible for clinical and regulatory activities at Genetic Therapy, Inc., where he filed numerous INDs, led clinical and regulatory activities leading to human gene therapy trials, and developed a gene therapy product for malignant brain tumors from Phase I clinical trials to Phase III trials in the U.S., Canada and Europe. From 1992 to 1993, Dr. Marcus was Vice President, Medical and Regulatory Affairs for SyStemix, Inc., and from 1990 to 1992 was Director, Oncology Research Worldwide for Schering-Plough Corporation. Dr. Marcus received a B.S. from Brooklyn College in 1973 and an M.D. from New York Medical College in 1976. He is certified by the American Board of Internal Medicine and the American Board of Medical Examiners.

ADDITIONAL INFORMATION

     Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among any of the Directors, executive officers or key employees. No executive officer, key employee, promoter, or control person of the Company has, in the last five years, been subject to bankruptcy proceedings, criminal proceedings, or legal proceedings related to the violation of state or federal commodities or securities laws.

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table. The following table sets forth the compensation paid by the Company for each of the three fiscal years in the period ended December 31, 1997 to the Chief Executive Officer and each of the other executive officers of the Company as of December 31, 1997 (the "Named Executive Officers"):

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                      ANNUAL COMPENSATION                   AWARDS
                                               ----------------------------------   -----------------------
                                                                          OTHER     RESTRICTED
                                                                         ANNUAL       STOCK      SECURITIES     OTHER
                                                               BONUS    COMPENSA-     AWARDS     UNDERLYING   COMPENSA-
     NAME AND PRINCIPAL POSITION        YEAR   SALARY($)(1)    ($)(1)    TION($)       ($)       OPTIONS(#)    TION($)
     ---------------------------        ----   ------------    ------   ---------   ----------   ----------   ---------
Gary A. Lyons.........................  1995     275,000(2)    25,000      --           --        148,000       17,757(3)
  President and Chief                   1996     290,000(2)    55,000      --           --             --        6,531(3)
  Executive Officer                     1997     325,296(2)    55,000      --           --        175,000           --
Errol B. DeSouza......................  1995     215,700(4)    15,000      --           --         92,000       12,745(5)
  Executive Vice President,             1996     227,700(4)    35,000      --           --             --        4,524(5)
  Research and Development              1997     257,771(4)    42,000      --           --        130,000           --
Paul W. Hawran........................  1995     180,000(6)    15,000      --           --         65,000       29,379(7)
  Senior Vice President and             1996     190,500(6)    35,000      --           --         20,000       10,236(7)
  Chief Financial Officer               1997     209,073(6)    40,000      --           --        115,000           --
Stephen G. Marcus, M.D.(8)............  1995          --           --      --           --             --           --
  Senior Vice President                 1996          --           --      --           --             --           --
  Clinical and Regulatory               1997     184,598(9)    40,000      --           --        150,000      264,072(10)
  Affairs and Chief Medical Officer

---------------
 (1) Salary and bonus figures are amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s).

 (2) Represents amounts actually paid to Mr. Lyons for the corresponding fiscal year. Starting on March 1, 1997, Mr. Lyons' annualized salary became $328,300.

 (3) 1995 figure represents reimbursement for taxes incurred by Mr. Lyons as a result of the payments by the Company in 1995 of moving, housing and other expenses incurred in connection with relocating to the Company's geographic region ($14,636) and the premium paid for the term life insurance policies for the benefit of Mr. Lyons ($3,121). 1996 figure represents payments by the Company of premiums for the term life insurance policies for the benefit of Mr. Lyons.

 (4) Represents amounts actually paid to Dr. DeSouza for the corresponding fiscal year. Starting on March 1, 1997, Dr. DeSouza's annualized salary became $261,716.

 (5) 1995 figure represents reimbursement for taxes incurred by Dr. DeSouza as a result of the payments by the Company in 1995 of moving, housing and other expenses incurred in connection with relocating to the Company's geographic region ($10,297) and the premium paid for the term life insurance policies for the benefit of Dr. DeSouza ($2,448). 1996 figure represents payments by the Company of premiums for the term life insurance policies for the benefit of Dr. DeSouza.

 (6) Represents amounts actually paid to Mr. Hawran for the corresponding fiscal year. Starting on March 1, 1997, Mr. Hawran's annualized salary became $209,740.

 (7) 1995 figure represents reimbursement for taxes incurred by Mr. Hawran as a result of the payments by the Company in 1995 of moving, housing and other expenses incurred in connection with relocating to the Company's geographic region ($21,645), payments relating to relocation costs ($6,289) and the premium paid for the term life insurance policies for the benefit of Mr. Hawran ($1,445). 1996 figure represents payments by the Company of premiums for the term life insurance policies for the benefit of Hawran ($4,431) and the mortgage equalization payments on Mr. Hawran's residence ($5,805).

 (8) Dr. Marcus joined the Company as Senior Vice President, Medical and Regulatory Affairs and Chief Medical Officer on March 1, 1997. No information prior to that time is provided.

 (9) Represents amounts actually paid to Dr. Marcus in 1997. Dr. Marcus started on March 1, 1997, at an initial annualized salary of $220,000.

(10) Represents payments by the Company in 1997 of moving, housing and other expenses and selling costs incurred by Dr. Marcus in connection with selling his prior residence and relocating to the Company's geographic region ($224,227), mortgage equalization payments ($8,000) and a sign-on bonus ($25,000), as well as reimbursement for taxes incurred by Dr. Marcus in connection with relocation payments ($6,845).

     Option Grants in Last Fiscal Year. The following table sets forth certain information concerning grants of options made during the year ended December 31, 1997 by the Company to each of the Named Executive Officers:

                                                                                 POTENTIAL REALIZABLE VALUE AT
                                      % OF TOTAL                                     ASSUMED ANNUAL RATE OF
                                        OPTIONS                                      STOCK APPRECIATION FOR
                         OPTIONS        GRANTED                                          OPTION TERM(2)
                         GRANTED    TO EMPLOYEES IN    EXERCISE    EXPIRATION    ------------------------------
         NAME             #(1)        FISCAL YEAR       PRICE         DATE            5%              10%
         ----            -------    ---------------    --------    ----------    ------------    --------------
Gary Lyons.............  175,000         17.1%          $7.375      4/29/07        $811,667        $2,056,924
Errol DeSouza..........  130,000         12.7%          $7.375      4/29/07        $602,953        $1,528,001
Paul Hawran............  115,000         11.3%          $7.375      4/29/07        $533,381        $1,351,693
Stephen Marcus.........  150,000         14.7%          $ 7.86      4/10/07        $741,467        $1,879,022

---------------
(1) All options shown granted in 1997 to Messrs. Lyons, DeSouza and Hawran become exercisable as to 1/48th of the option shares each month following the vesting start date, with full vesting occurring on the fourth anniversary of the vesting start date. All options shown granted in 1997 to Dr. Marcus become exercisable as to 1/4th of the option shares on March 1, 1998 and as to 1/48th of the option shares each month thereafter, with full vesting occurring on March 1, 2001. All options shown granted in 1997 to Messrs. Lyons, DeSouza and Hawran were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors on the date of grant. All options shown granted in 1997 to Dr. Marcus were granted at an exercise price equal to 85% of the fair market value of the Company's Common Stock as determined by the Board of Directors on the date of grant. The exercise price may be paid in cash, promissory note, by delivery of already owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to the Company, out of sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(2) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of the grant until the expiration of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End
Values. The following table sets forth certain information regarding the stock options held at December 31, 1997 by each of the Named Executive Officers. During 1997, no such stock options were exercised by any of the Named Executive Officers. The Company has not granted any stock appreciation rights.

                                                 NUMBER OF OPTIONS             VALUE OF IN-THE-MONEY
                                                    AT YEAR-END              OPTIONS AT YEAR-END($)(1)
                                            ----------------------------    ----------------------------
                   NAME                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                     -----------    -------------    -----------    -------------
Gary Lyons................................    270,263         204,237       $1,135,780       $302,535
Errol DeSouza.............................    174,999         148,001       $  704,459       $236,916
Paul Hawran...............................     89,820         140,480       $  294,029       $161,961
Stephen Marcus............................         --         150,000               --       $  2,250

---------------
(1) "In-the-money" options are those for which the fair market value of the underlying securities exceeds the exercise or base price of the option. These columns are based upon the closing price of $7.875 per share on December 31, 1997, minus the per share exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS

     Gary A. Lyons has an employment contract that provides that: (i) Mr. Lyons serves as the Company's President and Chief Executive Officer for a term of three years commencing on March 1, 1997 at an initial annual salary of $328,300, subject to annual adjustment by the Board of Directors (Mr. Lyons' base salary for

1998 was set at $346,375); (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Mr. Lyons gives 90 days notice of termination; (iii) Mr. Lyons is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) the Company has provided a one-time contract renewal bonus in the form of an option to purchase 75,000 shares of the Company's Common Stock, exercisable at a price per share equal to fair market value on the date of grant, which stock option will vest over a four-year period, (v) the Company has agreed to forgive the loan of $67,500 made to reimburse Mr. Lyons for 50% of the loss on sale of his former residence over a three-year period (based on continued employment); and (vi) Mr. Lyons is entitled to continue to receive his salary for 12 months in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination.

     Errol B. DeSouza, Ph.D., has an employment contract that provides that: (i) Dr. DeSouza serves as the Company's Executive Vice President of Research and Development for a term of three years commencing on March 1, 1997 at an initial annual salary of $261,716, subject to annual adjustment by the Board of Directors (Dr. DeSouza's base salary for 1998 was set at $277,500), (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Dr. DeSouza gives 90 days notice of termination, (iii) Dr. DeSouza is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria, (iv) the Company has provided a one-time contract renewal bonus in the form of an option to purchase 50,000 shares of the Company's Common Stock, exercisable at a price per share equal to fair market value on the date of grant, which stock option will vest over a four-year period, (v) the Company has agreed to forgive over a period ending October 15, 1999 (based on continued employment) 50% of the $70,500 loan made to reimburse Dr. DeSouza for the loss on the sale of his former residence, and (vi) Dr. DeSouza is entitled to continue to receive his salary for up to twelve months in the event that the Company terminates his employment without cause.

     Paul W. Hawran has an employment contract that provides that: (i) Mr. Hawran serves as the Company's Senior Vice President and Chief Financial Officer for a term of three years commencing on March 1, 1997 at a current annual salary of $209,740, subject to annual adjustment by the Board of Directors (Mr. Hawran's base salary for 1998 was set at $224,000), (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Mr. Hawran gives 90 days notice of termination, (iii) Mr. Hawran is eligible for a discretionary annual bonus as determined by the Board of Directors based upon achieving certain performance criteria, (iv) the Company has agreed to forgive over a three-year period ending on March 1, 2000 (based on continued employment) the loan of $87,500 made to reimburse Mr. Hawran for certain housing and relocation expenses, and (v) Mr. Hawran is entitled to continue to receive his salary for 12 months in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination.

     Stephen G. Marcus, M.D., has an employment contract that provides that: (i) Dr. Marcus serves as the Company's Senior Vice President, Clinical and Regulatory Affairs and Chief Medical Officer for a term of three years commencing on March 1, 1997 at an initial annual salary of $220,000, subject to annual adjustment by the Board of Directors (Dr. Marcus' base salary for 1998 was set at $231,000); (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Dr. Marcus gives 90 days notice of termination; (iii) Dr. Marcus is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) the Company has granted an option to purchase 150,000 shares of Common Stock, exercisable at a price per share equal to fair market value on the date of grant, which stock option will vest over a four-year period, (v) the Company has agreed to provide certain relocation costs and expenses associated with Dr. Marcus' relocation from Maryland to San Diego; and (vi) Dr. Marcus is entitled to continue to receive his salary for 9 months in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination.

                      REPORT OF THE COMPENSATION COMMITTEE

     The following is a report of the Compensation Committee of the Company describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1997. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.

     The Compensation Committee (the "Committee") of the Board of Directors reviews and recommends to the Board of Directors for approval the Company's executive compensation policies. The Committee is responsible for reviewing the salary and benefits structure of the Company at least annually to insure its competitiveness within the Company's industry. The following is the report of the Committee describing the compensation policies and rationales applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 1997. In 1997, the members of the Committee were Howard C. Birndorf, David E. Robinson, and Harry
F. Hixson, Jr. Howard C. Birndorf resigned as a member of the Company's Board of Directors and the Compensation Committee as of January 1, 1998.

COMPENSATION PHILOSOPHY

     The Company's philosophy in establishing its compensation policy for executive officers and other employees is to create a structure designed to attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which compare favorably with those for similar positions in other biotechnology companies. Compensation for the Company's executive officers consists of a base salary and potential incentive cash bonuses, as well as potential incentive compensation through stock options and stock ownership.

BASE SALARY

     The base salary component of compensation is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the pharmaceutical and biotechnology industry. The base salaries have been targeted at or above the average rates paid by competitors to enable the Company to attract, motivate, reward and retain highly skilled executives. In order to evaluate the Company's competitive position in the industry, the Committee reviewed and analyzed the compensation packages, including base salary levels, offered by other biotechnology and pharmaceutical companies. The competitive information was obtained from surveys prepared by consulting companies or industry associations (e.g., the Radford Biotechnology Compensation Survey). As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired taking into account such officer's qualifications, experience, prior salary, and competitive salary information. Year-to-year adjustments to each executive officer's base salary are based upon personal performance for the year, changes in the general level of base salaries of persons in comparable positions within the industry, and the average merit salary increase for such year for all employees of the Company established by the Compensation Committee, as well as other factors the Compensation Committee judges to be pertinent during an assessment period. In making base salary decisions, the Committee exercises its judgment to determine the appropriate weight to be given to each of these factors.

ANNUAL INCENTIVE COMPENSATION

     A portion of the cash compensation paid to the Company's executive officers, including the Chief Executive Officer, is in the form of discretionary bonus payments that are paid on an annual basis as part of the Company's Incentive Compensation Plan. Bonus payments are linked to the attainment of overall corporate goals established by the Board of Directors and individual goals established for each executive officer. The maximum potential amount of each officer's bonus payment is established annually by the Board of Directors based upon the recommendation of the Committee. The appropriate weight to be given to each of the various goals used to calculate the amount of each officer's bonus payment is determined by the Committee. The goal of the Company's Incentive Compensation Plan is to support the achievement of Company goals and objectives by basing compensation on a pay for performance basis.

LONG-TERM INCENTIVES

     The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options under the Company's 1992 Incentive Stock Plan and the opportunity to purchase stock under the 1996 Employee Stock Purchase Plan (the "Purchase Plan"). The Board believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The Board believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods (generally four years) that encourage key executives to continue in the employ of the Company. The Board considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of the Company's long-term strategic performance goals. Long-term incentives granted in prior years are also taken into consideration.

     The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the Purchase Plan, employees, including officers, may have up to 15% of their earnings withheld for purchases of Common Stock on certain dates specified by the Board. The price of Common Stock purchased will be equal to 85% of the lower of the fair market value of the Common Stock on the date of commencement of participation in each six-month offering period or on each specified purchase date.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Gary A. Lyons' base salary for 1997 was $310,000 until March 1, 1997, when it became $328,300. Mr. Lyons' base salary for 1998 was set at $346,375. Mr. Lyons joined the Company in February 1993. His initial salary, potential bonus, and stock grants were determined on the basis of negotiation between the Board of Directors and Mr. Lyons with due regard for his qualifications, experience, prior salary, and competitive salary information. Mr. Lyons' base salary for 1997 was established in part by comparing the base salaries of chief executive officers at other biotechnology and pharmaceutical companies of similar size. Mr. Lyons earned a $55,000 bonus in 1997. As with other executive officers, Mr. Lyons' total compensation was based on the Company's accomplishments and the Chief Executive Officer's contribution thereto.

SECTION 162(M)

     The Board has considered the potential future effects of Section 162(m) of the Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of
Section 162(m).

     In approving the amount and form of compensation for the Company's executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

                                          Respectfully submitted by:

                                          COMPENSATION COMMITTEE

                                          Howard C. Birndorf
                                          Harry F. Hixson, Jr.
                                          David E. Robinson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As of December 31, 1997, the Compensation Committee consisted of Howard C. Birndorf, David E. Robinson and Harry F. Hixson, Jr. Effective January 1, 1998, Howard C. Birndorf resigned from the Company's Board of Directors and the Compensation Committee. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 1993, the Company loaned to Gary A. Lyons, President, Chief Executive Officer and Director of the Company, $85,000 for the purchase of stock in the Company. Pursuant to Mr. Lyons' Employment Agreement dated March 1, 1997, the loan bears interest at a rate of 4% per annum and is due and payable in full on March 31, 1999. As of December 31, 1997, $85,500 remained outstanding on the loan. In December 1993, the Company loaned Mr. Lyons $135,000 in connection with certain housing relocation expenses. One half of the loan had been forgiven as of February 1997; pursuant to Mr. Lyons' Employment Agreement, the remaining half of the loan bears interest at a rate of 6% per annum and is being forgiven over a three-year period starting on March 1, 1997, subject to repayment in the event of termination of employment. As of December 31, 1997, $67,500 remained outstanding on the loan.

     In June 1994, the Company loaned Paul W. Hawran, Senior Vice President and Chief Financial Officer of the Company, $175,000 in connection with certain housing and relocation expenses. One half of the loan had been forgiven as of February 1997; pursuant to the Employment Agreement dated March 1, 1997, the remaining half of the loan bears interest at a rate of 6% per annum and is being forgiven over a three-year period starting on March 1, 1997, subject to repayment in the event of termination of employment. As of December 31, 1997, $87,500 remained outstanding on the loan.

     Dr. Wylie Vale, a Director of the Company, is a Professor and the Senior Investigator and Head of the Clayton Foundation Laboratories for Peptide Biology at The Salk Institute. In 1997 and 1996, the Company paid $92,336 and $262,982, respectively, to The Salk Institute in connection with various license agreements.

     The Company has a consulting agreement with Dr. Vale, pursuant to which Dr. Vale spends a significant amount of time performing services for the Company, including attendance at meetings of the Company's Scientific Advisory Board, and is prohibited from providing consulting services to or participating in the formation of any company in Neurocrine's field of interest or that may be competitive with Neurocrine. Dr. Vale's agreement is for a five-year term that commenced in February 1996 and provides for an annual consulting fee of $42,500 in exchange for his consulting services to the Company.

     During fiscal 1997, there were no other transactions between the Company and its Directors, executive officers, or known holders of greater than five percent of the Company's Common Stock in which the amount involved exceeded $60,000 and in which any of the foregoing persons had or will have a material interest.

TRANSACTION WITH CANADIAN SUBSIDIARY

     In March 1996, Neurocrine formed Neuroscience Pharma (NPI) Inc. ("NPI"), a research and development company. Neurocrine licensed to NPI certain technology and Canadian marketing rights to the Company's Neurosteroid and Neurogenomics programs in exchange for 49% of the outstanding Common Stock of NPI. A group of Canadian institutional investors have invested approximately $9.5 million in NPI in exchange for Preferred Stock of NPI, which may be exchanged for an aggregate of approximately 1,279,758 shares of Common Stock of the Company. In December 1997, certain of such Canadian institutional investors exercised their right to exchange an aggregate of 610,000 shares of Preferred Stock of NPI for warrants exercisable for an aggregate of 600,502 shares of Common Stock of the Company. On the same date, such investors exercised the warrants for 600,502 shares of Common Stock of the Company. Pursuant to a Research and Development Agreement with a wholly owned subsidiary of the Company, NPI has committed to expend an aggregate amount of $9.5 million for clinical development of the Neurosteroid program for Alzheimer's disease and for research activities related to the Neurogenomics program. Pursuant to such Research and Development Agreement, NPI is entitled to receive royalties on sales of products developed in these programs as well as exclusive Canadian marketing rights for such products in the event that the Company has not terminated the technology license and the marketing rights or that the investors have not exchanged their NPI Preferred Stock into shares of the Company's Common Stock. In connection with their investment in NPI, such investors also received warrants exercisable for 383,875 shares of the Company's Common Stock and are eligible to receive additional warrants in the future in the event that NPI receives certain Canadian government incentives for research activities.

ACQUISITION OF NORTHWEST NEUROLOGIC, INC.

     On February 27, 1998, the Company signed a binding letter of intent to acquire Northwest NeuroLogic, Inc. ("NNL"), a Portland-based biotechnology company. In connection with the acquisition, the Company will issue an aggregate of approximately 498,024 shares of Company Common Stock and stock options exercisable for shares of Common Stock to the former stockholders and option holders of NNL.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

San Diego, California
Dated: April 24, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          NEUROCRINE BIOSCIENCES, INC.
                       1998 ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 27, 1998

        The undersigned stockholder of NEUROCRINE BIOSCIENCES, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 24, 1998 and hereby appoints Gary A. Lyons and Paul W. Hawran, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of NEUROCRINE BIOSCIENCES, INC. to be held on May 27, 1998 at 10:00 a.m. local time, at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California, 92122 and at any adjournment or adjournments thereof, and to vote all Stocks of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

        1. ELECTION OF DIRECTORS:

           [ ] FOR all nominees listed below    [ ]  AGAINST all nominees
               (except as indicated)                 listed below

           IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

           David E. Robinson and Richard F. Pops

        2. AMENDMENT OF 1992 INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR GRANT THEREUNDER FROM 4,100,000 SHARES TO 4,700,000 SHARES:

           [ ]  FOR                  [ ]  AGAINST             [ ]    ABSTAIN

        3. AMENDMENT OF 1996 DIRECTOR OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR GRANT THEREUNDER FROM 100,000 SHARES TO 200,000
           SHARES:

           [ ]  FOR                  [ ]  AGAINST             [ ]    ABSTAIN

        4. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL PERIOD ENDING DECEMBER 31, 1998:

           [ ]  FOR                  [ ]  AGAINST             [ ]    ABSTAIN

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS THE DIRECTORS NAMED ABOVE, FOR THE AMENDMENT OF THE 1992 INCENTIVE STOCK PLAN, FOR THE AMENDMENT OF THE 1996 DIRECTOR OPTION PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Dated:                 , 1998
       ----------------

                                       -----------------------------------------
                                       Signature

                                       -----------------------------------------
                                       Signature

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)